Exhibit 10.2

GREAT WHITE SAND TIGER LODGING LTD.

AGREEMENT TO PROVIDE CAMP ACCOMMODATIONS AND FOOD SERVICES

This agreement (“Agreement”) is executed this 25 day of June, 2012 between Great White Sand Tiger Lodging Ltd. (“Sand Tiger”), a body corporate, duly incorporated under the laws of the Province of Alberta and Grizzly Oil Sands ULC (“Company”) a body corporate, duly incorporated under the laws of the Province of Alberta (collectively, the “Parties”).

A. The Company requires camp accommodation for its employees and contractors; and

B. Sand Tiger has camp accommodation available for use by the Company and is willing to provide camp accommodation in accordance with the terms set out in this Agreement.

NOW THEREFORE in consideration of the mutual covenants and conditions herein contained, the Parties hereby agree to as follows:

1. Definitions. The following terms when used in this Agreement shall have the meaning set forth below.

(a)	“Applicable Laws” means, all applicable federal, provincial, municipal and local laws, statutes, ordinances, regulations, judgments, decrees, injunctions, writs, decisions and orders of any governmental authority having jurisdiction.

(b)	“Camp” means Sand Tiger Lodging located 40 KM south of Ft. McMurray on a site located 6-7-85-10W4M and includes all Units and common areas and all other facilities normally provided to residents at the Camp.

(c)	“Camp Accommodation” means the provision of accommodation at the Camp.

(d)	“Camp Manager” means such Person designated by Sand Tiger to serve as the Camp Manager.

(e)	“Camp Services” means the provision of Camp Accommodation, Food Services, housekeeping and all other services normally provided to all users of the Camp.

(f)	“Company Resident” means any employee of the Company or a contractor or agent of the Company that, with the approval of Sand Tiger, is utilizing the Camp Services.

(g)	“Food Services” means the food services to be provided by the Camp Manager.

(h)

“Force Majeure” means the effective occurrence of any act or event which is insurmountable and outside the reasonable control of the Party who invokes it and which renders such Party unable to comply totally or partially with its obligations under this Agreement (except the obligation to pay amounts due pursuant to this Agreement) and which includes, but is not necessarily limited to, if the foregoing criteria are satisfied, Act of God, forest fires, hostilities or acts of war (whether declared or not), act of terrorism, riots, civil or military disturbances, national, regional or professional strikes (excluding strikes, lock-outs and other labour disputes or actions by, between or originated among personnel of the Party claiming Force Majeure), and acts of any Governmental Authority whether or not legally valid. Force Majeure does not include insolvency of any Party, lack of availability of manpower or materials or equipment, lack of finances or inclement weather.

(i)	“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an incorporated or unincorporated organization or association, a sole proprietorship, a firm, an entity, a body corporate and the heirs, executors, administrators or other legal representatives of an individual.

(j)	“Rent” means the amount payable by Company for Camp Services.

(k)	“Rental Rate” means the amount payable for each room for each night that a Unit is reserved or used by the Company under this Agreement.

(1)	“Reserved Unit” means any Unit reserved by the Company for use during the Term pursuant to this Agreement.

(m)	“Term” means the period during which the Company commits to reserve rooms at the Camp according to the schedule set forth it clause 2(a), below, together with any period of extension or renewal which shall include any calendar day during which Camp Services are provided to Company Residents.

(n)	“Unit” means each individual Reserved Unit or actual Unit for accommodation of the residents of the Camp.

2. Reservation and Rates

(a)	Reserved Units. Sand Tiger shall provide Units for the exclusive occupancy of Company and Company Residents pursuant to the schedule set forth below. Company shall be liable to pay for such Units regardless of whether Company Residents occupy any or all of the Units.

Executive Rooms reserved	29
Check In Date	August 1, 2012
Reservation Term	1 year

(b)	Additional Units. Upon request by the Company, Sand Tiger shall provide additional rooms (“Additional Units”) for use by the Company in addition to Reserved Units subject to availability at the Camp. Sand Tiger gives no assurances to the Company that Additional Units will be available on any given day during the Term. The Company shall pay for Additional Units based on actual occupancy. No set-off for amounts due for Reserved Units shall be permitted for the use of or payment for Additional Units by the Company or Company Residents.

(c)	Rates. The Rental Rate payable by the Company for the Camp Services and Food Services are set forth below. All rates are exclusive of GST or any other tax, duty or assessment.

Occupied Room	$200/night
Unoccupied Room	$119/night

(d)	Renewal/Cancellation of Reserved Units.

Renewal. Provided the initial term of this Agreement, being the one (1) year term commencing on August 1, 2012 (the “Start Date”) and ending on July 31, 2013 (the “Term Date”), is not terminated earlier than the Term Date in accordance with the terms of this Agreement, this Agreement shall automatically renew for an additional one (1) year term on the first anniversary date of the Start Date and, thereafter, shall continue to automatically renew for additional, consecutive ONE (1) year terms on each successive anniversary date of the Start Date provided that this Agreement has not been terminated prior to any such anniversary date in accordance with the terms of this Agreement (each such renewal term, including the first renewal term commencing on June 1, 2013, being referred to herein as a “Renewal Term”). The terms and conditions of this Agreement shall apply to each Renewal Term, subject to:

a.	amendments agreed to in writing by the parties hereto; and

b.	the Rental Rates for Occupied Rooms payable by the Company for the Camp Services and Food Services, as set out in Article 2(c) herein, may, in the sole discretion of Sand Tiger be increased for the Renewal Term by an amount of up to FOUR percent (4%) from the Rental Rates applicable in the term immediately prior to the subject Renewal Term, aforementioned limit subject to the exception outlined below and provided that Sand Tiger advises the Company of any such proposed increase at least SIXTY (60) days prior to the commencement of the subject Renewal Term. In the event Sand Tiger cost escalations in the Fort McMurray area increase by more than FOUR percent (4%), Sand Tiger will be able to increase Rental Rates on Occupied Rooms by a percent equivalent to the cost increases provided that Sand Tiger provides sufficient information to Company outlining aforementioned cost increases in the Fort McMurray area and Company consents, such consent to not be unreasonably withheld. In the event Company refuses to consent to the price escalation above FOUR percent (4%), both Company and Sand Tiger will mutually agree upon and select an accounting arbitrator and submit to binding arbitration. Company refusing to consent to price escalations shall not affect any other term or section of this agreement, including timely payment and Renewal Terms.

c.	the Rental Rates for Unoccupied Rooms payable by the Company, as set out in Article 2(c) herein, will remain flat at the $119.00 per night rate for a period of FOUR years (4) from the Start Date. After the four year period, Sand Tiger will be required to provide at least ONE HUNDRED AND TWENTY days (120) notice on any price increases on Unoccupied Rooms.

(e)

Termination prior to Renewal. Either Party hereto may terminate this Agreement, such termination to be effective as of the Term Date, or the anniversary date thereof in any then current Renewal Term, as applicable, by providing written notice of such termination to the other Party at least THIRTY (30) days prior to the expiry of the then current term, be it the initial term or a Renewal Term, in which case the Agreement will not renew in accordance with Article 12(a), above, at the expiry of that then current term.

3. Camp Management: Camp Services; Non-exclusivity

(a)	Camp Management. Company acknowledges that the Camp is managed and operated by the Camp Manager on Sand Tiger’s behalf.

(b)	Camp Services. Sand Tiger shall provide Camp Services to the Company Residents during the Term in accordance with the terms and conditions of this Agreement and the terms of the rules established by the Camp Manager.

(i)	Both Parties agree that Sand Tiger will provide the following:

a.	The 29 Executive Reserved rooms will be in a separate wing from other camp residents and will contain key card access. Sand Tiger management and personnel and other Company designated residents and employees, within reason, will have access to the wing.

b.	A separate recreation and common area with dining seating for up to FIFTEEN (15) Company Team Members staying in the Executive Rooms, a private fitness area able to accommodate EIGHT (8) Company Team Members and a common television area for up to FIFTEEN (15) Company Team Members.

c.	A laundry area in the secured access wing will be provided.

d.	Outdoor parking and walkway paths will contain sufficient lighting comparable to other competitors’ standards.

e.	Private parking for up to FIFTEEN (15) Company Team Members with electric power and maintained in line with market standards.

f.	Access to any public Camp activities (if applicable).

g.	“Brown bag” lunch to be prepared in the morning and taken to the Company’s offsite facilities by Company Team Members will be included in the Rates outlined in Article 2(c). Upon Company’s request, Sand Tiger will provide a price proposal to deliver and serve lunch and / or dinner meals at the Company’s offsite location.

h.	If a Camp Committee is created, Participation in the committee will be provided to a representative of the Company for the Executive Rooms.

i.	Food services should be of superior standards, in both food quality and menu choices, in comparison to standard camp food services.

(ii)	Company acknowledges that Sand Tiger has recently purchased and begun installation and detailing for the recreation and common area to be used by the Company’s Executive Room residents. Company acknowledges and agrees that Sand Tiger will pay for the first twenty-five thousand dollars ($25,000) of improvements to these bare units to suit the needs and requests of the Company. Company will, with the assistance of Sand Tiger employees, pay for the purchase and installation of additional items and improvements above and beyond the $25,000 in order to satisfy their needs for the space. Company will seek approval on any fixed renovations from Sand Tiger prior to construction.

(iii)	In the event Company cancels the contract, any improvements fixed to the Camp structure will be forfeited by the Company and become the property of Sand Tiger. Other items that are not fixed, including but not limited to couches, televisions, workout equipment, dining accessories, etc, will remain the property of the Company but Sand Tiger will have the option to purchase the items at a price calculated by depreciating the items’ third party cost to the Company on a monthly, straight-line basis over the three year period beginning on the Start Date. Upon notifying Sand Tiger of their desire to terminate the contract or remove items from the Executive common area, as described above, Company will provide Sand Tiger with a request list of items to remove and a copy of receipts documenting the purchase price. Sand Tiger will then have three (3) weeks to respond with whether or not they choose to purchase the items.

(c)	Non-Exclusivity. Nothing in this Agreement shall prevent Sand Tiger from entering into an agreement with any other company to provide Camp Services; provided, Sand Tiger will not intentionally enter into an agreement with any other company that will reduce the availability of Reserved Units below the number reserved by the Company.

3. Payment

(a)	Advance Payment. Each month, Company shall make an advance payment calculated by multiplying the Unoccupied Rate, which is $119.00 on the Start Date, by the twenty-nine (29) reserved Executive Rooms by the number of days in the month. For example, for the month of July, Company shall make an advance payment due by the first of the month of $119.00 x 31 days x 29 rooms, which is equal to $106,981.00.

(b)	Payment Terms. Sand Tiger shall invoice the Company at the end of each month for the difference between the Occupied and Unoccupied Rates for the rooms used during that month. Invoices will be due the earlier of 30 days from date of submittal or 45 days from the end of the month. Company representatives in the field and in corporate payable offices will make themselves available, within reason and during normal business hours, to approve and settle any disputes or discrepancies that may arise. All invoices shall be transmitted electronically via email or facsimile.

(c)	Method of Payment. Unless otherwise directed by Sand Tiger in writing, payment shall be made via wire transfer to Sand Tiger’s bank account as set forth below:

Wire transfer to:	Royal Bank of Canada
Swift BIC Code ROYCCAT2
Payments Processing Centre
180 Wellington Street West
Toronto, Ontario
Canada M5J 1J1

	Receiving Account:	Canadian Western Bank
	Beneficiary A/C no.	10 1036276

Or

Mail:	Great White Sand Tiger Lodging Ltd
PO Box 1540
Fairview, Alberta
Canada T0H 1L0

(d)	Interest on Late Payment. If Company does not provide interest payments when due, Sand Tiger shall be entitled to withdraw such unpaid amounts from the Advance. All amounts not paid when due (whether by payment from Company or application of the Advance) shall be charged interest at the rate of 1.25% per month (15.0% per annum) until full and indefeasible payment thereof.

(e)	Sand Tiger Rights Upon Non-Payment.

(i)	After two (2) days written notice of default being delivered to the Company in regard to payment of Rent or any other payment due pursuant to the terms of this Agreement; and

(ii)	after twenty (20) days written notice of any default of a term of this Agreement by the Company other than the payment of Rent or other payment due pursuant to the terms of this Agreement being delivered to the Company, Sand Tiger may, at its option, re-enter the Camp without terminating this Agreement, remove Company Residents, deny Company Residents access to the Camp, accelerate all rentals due for the entire term of this Agreement and/or terminate this Agreement; provided, however, that the exercise of any remedy or remedies by Sand Tiger shall not constitute an acceptance or surrender of this Agreement or a waiver of any of Sand Tiger’s rights or remedies at law or in equity, including without limitation, rights of distress, the right to re-let the Units, or any part thereof, for the benefit of Sand Tiger, nor the right to recover damages for the Company’s default.

4. Company Rights Upon Default by Sand Tiger. If Sand Tiger shall fail to comply in a timely manner with any covenant, warranty, duty or obligation under this Agreement and such failure or noncompliance continues for 30 days after Landlord’s receipt of written notice from Company specifying Landlord’s said failure of non-compliance provided, however, that if such failure or non-compliance cannot reasonably be cured within such 30 day period, and provided further that Landlord shall have commenced a reasonable cure for such asserted default within such 30 day period and thereafter diligently proceeds to seek to cure the same, that then such 30 day period shall be extended for so long as it shall require Landlord, in the exercise of due diligence, to cure such default, it being agreed that no such extension shall be for a period in excess of 90 days.”

5. Sand Tiger’s Obligations

(a)	Performance of Obligations. Sand Tiger shall ensure that it or its Camp Manager performs its obligations under this Agreement in a proper and professional manner and in accordance with all terms and conditions set out in this Agreement.

(b)	Monitoring Use of Camp Services. Sand Tiger shall ensure that it or its Camp Manager monitors and reports actual use of Camp Services by Company Residents. All reports shall be given to Company’s Representative and shall include all information reasonably requested by the Company Representative which may include but not be limited to: occupancy of rooms, resident listing, damage and injury reports.

(c)	Quality of Camp Services. Sand Tiger shall insure that Camp Services are provided in a good and workmanlike manner and in accordance with the rules provided in this Agreement and by the Camp Manager.

(d)	Notice of Breach by Company Resident. Immediately upon having actual knowledge of a breach by a Company Resident of Sand Tiger’s camp rules or other safety or security requirements, Sand Tiger shall advise the Company Representative of that breach.

6. Company’s Obligations

(a)	Payment for Camp Services. The Company agrees that it will pay Sand Tiger for all Reserved Units, regardless of whether or not used, all Additional Units and any other charges for Camp Services incurred by the Company or Company Residents. Such payments will be made in accordance with the payment terms set forth in this Agreement.

(b)	Transportation by Company. Company shall be responsible for transportation of all Company Residents under this Agreement to and from the Camp. Neither Sand Tiger nor Camp Manager shall be liable for any property loss or damage to Company or private vehicles howsoever caused.

(c)	List of Company Residents. Company shall provide Camp Manager with a list of persons authorized to receive Camp Services on a daily basis.

(d)	Failure to Follow Camp Rules. Any Company Resident who fails to comply with Sand Tiger’s camp rules or any other safety and security requirements may be subject to immediate expulsion from the Camp by Sand Tiger or its Camp Manager, in their sole discretion.

7. Confidential Information.

(a)

Definition of Confidential Information. For the purposes of this Agreement, “Confidential Information” means all information of a confidential nature, in whatever form, which is furnished by or on behalf of one party (the “Disclosing Party”) to the other party (the “Receiving Party”) pursuant to this Agreement, which is applicable to or related to the business, operations or affairs of the Disclosing Party including, without limitation, rates, personal information, Company Resident information, financial information, operating, performance, cost, know-how, business information and strategies, customer information, supplier information, marketing information and strategies, contracts operating and processing methods, input and output data and operating expenses information.

(b)	Prohibition of Disclosure. A Receiving Party shall not disclose the Confidential Information of the Disclosing Party, to any Person (other than the Receiving Party’s employees, lenders, counsel, accountants or advisors who have a need to know such information and have agreed to keep such terms confidential) without the prior written consent of the Disclosing Party, except where (a) such information is, at the time of disclosure, generally know to the public, or (b) where disclosure is required in order to comply with any Applicable Laws or in connection with any court or regulatory proceeding, or (c) such information was known by the Receiving Party, without a breach of any existing confidentiality obligations known to them, before receiving the Confidential Information from the Disclosing Party; or (d) such information was obtained by the Receiving Party from a third party without breach of any obligation of confidentiality to any Person; provided, however, each Party shall, to the extent practicable, use reasonable efforts to prevent or limit the disclosure. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation.

8. Indemnification by Sand Tiger. Sand Tiger agrees to be liable to and indemnify and, save the Company and its respective directors, officers, employees and agents harmless from and against any claims, costs, damages, losses or expenses any of them may suffer or incur in connection with or arising out of any one or more of:

(a)	personal injury or death incurred by or property damage or loss caused by a Sand Tiger employee;

(b)	the performance, non-performance or purported performance of any of the obligations of Sand Tiger under this Agreement; or

(c)	the negligence or willful misconduct of Sand Tiger or those for whom Sand Tiger is responsible at law.

The foregoing indemnity shall be limited to the extent that such claims, costs, damages, losses or expenses are attributable to the negligence or willful misconduct of the Company or its respective directors, officers, employees or agents. However, in no event shall Sand Tiger be liable to indemnify the Company for any consequential damages, including loss of profit or revenue, as a result of any breach or negligence or by any person using the Camp Services pursuant to this Agreement.

9. Indemnification by Company. Company agrees to be liable to and indemnify and, save Sand Tiger and Camp Manager and their respective directors, officers, employees and agents harmless from and against any claims, costs, damages, losses or expenses any of them may suffer or incur in connection with or arising out of any one or more of:

(a)	personal injury or death incurred by or property damage or loss, excluding normal wear and tear to property, caused by Company, its agents or any Company Resident;

(b)	Company’s performance, non-performance or purported performance or any of its obligations under this Agreement; or

(c)	the negligence or willful misconduct of Company, Company Residents, or those for whom Company is responsible at law.

The foregoing indemnity shall be limited to the extent that such claims, costs, damages, losses or expenses are attributable to the negligence or willful misconduct of Sand Tiger or Camp Manager or their respective directors, officers, employees or agents. However, except as otherwise provided in this Agreement, in no event shall Company be liable to indemnify Sand Tiger or Camp Manager for any consequential damages, including loss of profit or revenue, as a result of any breach or negligence or by any person using the Camp Services pursuant to this Agreement.

10. Insurance.

(a)	Sand Tiger Insurance Requirements. During the Term, Sand Tiger shall obtain and maintain insurance coverage required in accordance with all Applicable Laws including, without limitation, the following insurance coverage:

(i)	comprehensive general liability insurance in the amount of no less than five million dollars $5,000,000; and

(ii)	replacement cost insurance with respect to the Camp and the contents of the Camp including, without limitation, the personal property forming part of the Camp (other than the personal property of the Company Residents located in the Camp).

Upon demand by the Company, Sand Tiger shall provide to the Company certificates of insurance evidencing compliance with this paragraph.

(b)	Company Insurance Requirements. During the Term, Company shall, at its own cost and expense, maintain the following insurances for the specified amounts or their equivalent in another currency acceptable to Sand Tiger, it being understood that the risk may be covered by insurance policies in a different way from those indicated below provided that all such risks are properly covered. The insurance amounts indicated below are requirements and not limits of liability, and they are not to be construed as Sand Tiger’s consent to substitute its financial liability in excess of the amounts set forth except as otherwise agreed in the Contract:

(i)	Workers’ Compensation Insurance to comply fully with all Applicable Laws and agreements made with employees.

(ii)	Commercial General Liability Insurance covering the liability of the Company, its agents and Company Residents for third party injury and property damage resulting from this Contract in an amount not less than five million dollars ($5,000,000).

All the deductibles applicable to the foregoing insurances shall be for the sole account of Company. All of the above mentioned insurances shall contain provisions that insurers shall have no right of subrogation against Sand Tiger or the Camp Manager or their respective insurers. The policies described above, to the extent that they cover third party liability or liability to employees, shall provide that Sand Tiger and Camp Manager are additional insureds for liability arising out of injury to Company Residents or third parties for which Company is legally liable.

Company shall, upon request, furnish Sand Tiger with certificates of insurance evidencing the coverage required in this Agreement, and, where applicable, indicate Sand Tiger and Camp Manager as additional insureds.

11. Dispute Resolution.

(a)	Mediation. The Parties shall use reasonable efforts to resolve any dispute arising between Sand Tiger and the Company out of this Agreement through consultation and negotiation in good faith, failing which either Party may, upon delivering written notice to the other Party, request that the dispute be referred to mediation for resolution. The Party receiving such notice shall advise the requesting Party of its election to refer the dispute to mediation for resolution and participate therein, in writing, within 20 business days of the receipt of such notice, failing which the receiving Party shall be deemed to have elected not to participate in such mediation.

(b)	Mediation Process. In the event that the Parties agree to refer the dispute to mediation (that is, an informal, non-binding conference or series of conferences whereby a mediator will seek to guide the Parties to a resolution of the dispute), the Parties shall agree, in advance, upon the issues that are in dispute and the selection of the mediator. In the event the Parties cannot agree upon a mediator within 10 business days, the Parties shall deliver a written request to the Canadian Foundation for Dispute Resolution to select, within two business days, a mediator qualified by education and experience to resolve the dispute and such person shall act as mediator. Unless otherwise agreed, the mediation shall commence 20 business days from the appointment of a mediator. The mediation shall continue until, the earliest of, (i) the dispute is resolved, (ii) the mediator determines, in writing, that the dispute cannot be resolved, or (iii) 45 business days shall have passed from the commencement of the mediation, as the case may be.

(c)	Venue, Applicable Law, Costs. The mediation shall be held in Edmonton, Alberta and, to the extent necessary, any procedural issues shall be determined in accordance with the Applicable Laws of the Province of Alberta. The Parties shall each pay and bear a proportion share of any general costs of any mediation hereunder (including without limitation compensation for the mediator). Subject to any other provisions for this Agreement, the Parties shall each bear their own costs of the mediation hereunder.

(d)	Judicial Proceedings. In the event that the Parties do not agree to refer a dispute to mediation or the mediation does not resolve the dispute, either Party may elect to utilize judicial proceedings in order to resolve the dispute.

12. General.

(e)	Mutual Availability of Both Parties. Both Parties shall make themselves available to discuss any aspect or performance of the obligations under this Agreement at any time during normal business hours, as reasonably requested by either Party.

(f)	Compliance with Applicable Laws. Both Parties shall comply with and ensure that their employees comply with all Applicable Laws in performance of their respective obligations under this Agreement.

(g)	Notice. Any notice required to be sent pursuant to this Agreement shall be sent to the addresses set forth below:

If to Sand Tiger:	If to Company:
Great White Sand Tiger Lodging Ltd.	Grizzly Oil Sands ULC
Attn: General Counsel	Attn: Brian Harrison
14301 Caliber Drive, Suite 220	2700, 605 – 5th Avenue SW
Oklahoma City, OK 73134	Calgary, Alberta T2P 3H5
Phone: 405-753-6602	Phone: 403-930-6400
Fax: 405-753-6647	Email: brian.harrison@grizzlyoilsands.com

(h)	Retention of Records. Sand Tiger shall retain for a period of at least one year after the end of the Term all records and accounts relating to the provision of Camp Services under this Agreement. For the purposes of verification of all charges under this Agreement and Sand Tiger’s compliance with this Agreement, Sand Tiger shall permit authorized representatives of Company to review all relevant records of Sand Tiger at all reasonable times during the Term of this Agreement and for a period of one year after the end of the Term.

(i)	Entire Agreement. This Agreement contains the entire agreement between the Parties and there are no other terms, conditions, representations or warranties, express or implied, which form part of this Agreement.

(j)	Waiver. The failure by either Party to exercise, or any delay in exercising, a right or remedy shall not constitute a waiver of that right or remedy, or a waiver of any other rights or remedies, unless such waiver is set out in writing executed by a duly authorized representative of the waiving Party, referring specifically to this Agreement and explicitly providing that such writing is intended to provide a waiver to an obligation in this Agreement.

(k)	Amendment. All changes or amendments to the Agreement must be in writing signed by a duly authorized representative of both Parties, referring specifically to this Agreement and explicitly providing that such writing is intended to amend this Agreement.

(l)	Survival of Obligations. Expiry or termination this Agreement shall not release the Parties from any obligations which have accrued expressly or which by their nature survive the Agreement or extend beyond termination.

(m)	Binding Effect; Non-Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties, their permitted assigns and successors. The Company may not assign this Agreement without the written consent of Sand Tiger.

(n)	Force Majeure. If the provision of Camp Services is, in the opinion of Sand Tiger, made impossible due to a Force Majeure Event, either Party shall have the right to terminate the Agreement by notice to the other Party and any amounts owing pursuant to this Agreement shall be adjusted and paid to the effective date of termination.

(o)	Award of Attorney Fees for Prevailing Party. If any legal action is commenced in connection with this Agreement, the prevailing party in such action shall be entitled to recover additionally such amount as the court may adjudge as reasonable attorneys’ fees and costs, to the extent authorized and permitted by law.

(p)	Applicable Law. This Agreement shall be governed by and construed in accordance with Alberta laws and the Parties agree to be subject to the exclusive jurisdiction of the courts of Alberta in connection with any dispute relating to this Agreement.

(q)	Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibitions or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(r)	Plural. Words importing the singular number only shall include the plural and vice versa.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first written.

“Sand Tiger”	Great White Sand Tiger Lodging Ltd.,
an Alberta corporation

	By:	/s/ Wayne Sluice
	Name:	Wayne Sluice
	Title	Vice President-Operations

“Company”	Grizzly Oil Sands ULC, an Alberta corporation

	By:	/s/ Brian Harrison
	Name:	Brian Harrison
	Title:	Vice President-Engineering & Operations

ADDENDUM

to AGREEMENT TO PROVIDE CAMP ACCOMMODATIONS AND FOOD SERVICES between

GREAT WHITE SAND TIGER LODGING LTD. (“Sand Tiger”) and GRIZZLY OIL SANDS

ULC (the “Company”) dated June 25, 2012 (the “Agreement”)

1.	In signing below, the parties hereto agree that this Addendum shall be incorporated into, and be attached to, the Agreement.

2.	The Agreement provides that Sand Tiger shall, on the terms set forth in the Agreement, provide, and Company shall be liable to pay for, the following Units for the exclusive occupancy of Company and Company Residents:

Executive Rooms reserved:	29
Check In Date:	August 1, 2012
Reservation Term:	1 year
(the “Initial Units”); and

3.	In addition to the Initial Units, Company desires to reserve 6 Executive Room Units commencing April 1, 2013.

4.	In addition to the Initial Units, Sand Tiger shall provide the Units for the exclusive occupancy of Company and Company Residents pursuant to the schedule set forth below. Company shall be liable to pay for the Units regardless of whether Company Residents occupy any or all of the Units.

Executive Rooms reserved:	6
Check In Date:	April 1, 2013
Reservation Term:	4 months, commencing on April 1, 2013 and ending on the Term Date.

5.	In light of the foregoing, commencing April 1, 2013, all references in the Agreement to twenty-nine (29) reserved Executive Rooms shall be read to refer to thirty-five (35) reserved Executive Rooms, including, without limitation, section 3(a) on page 5 of the Agreement.

Acknowledged and agreed this 26th day of March, 2013.

GREAT WHITE SAND TIGER LODGING LTD.		GRIZZLY OIL SANDS ULC

Per:	/s/ Wayne Sluice	Per:	/s/ Brian Harrison
Name:	Wayne Sluice	Name:	Brian Harrison
Title:	Vice President – Operations	Title:	Vice President – Operations
March 28, 2013